EXHIBIT 14.1

                            HIGHWAY HOLDINGS LIMITED
                       CODE OF BUSINESS CONDUCT AND ETHICS

      INTRODUCTION.

      Highway Holdings Limited (the "COMPANY") will conduct its business honestly and ethically wherever we operate. We will constantly attempt to improve the quality of our services, products and operations and will maintain a reputation for honesty, fairness, respect, responsibility, integrity, trust and sound business judgment. No illegal or unethical conduct on the part of our directors, officers or employees or their affiliates is in the Company's best interest. The Company will not compromise its principles for short-term advantage. The honest and ethical performance of the Company is reflected by the ethics of the men and women who work here. Therefore, we are all expected to adhere to high standards of personal integrity.

      This Code of Business Conduct and Ethics (this "CODE") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of the Company. All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company's other agents and representatives, including consultants.

      In accordance with applicable law and regulations, this Code will be filed with the Securities and Exchange Commission (the "SEC"), posted on the Company's website and/or otherwise made available for examination by our stockholders.

      1. COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS.

      Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All directors, officers and employees must respect and obey the laws of the cities, states and countries in which we operate. In addition, as a company whose stock is publicly traded in the United States on the Nasdaq Stock Market, we also must respect and obey the rules of the SEC and of the Nasdaq Stock Market. In particular, all directors, officers and employees must comply with United States federal securities laws, rules and regulations that govern the Company.

      2. AVOIDANCE OF CONFLICTS OF INTEREST.

      The Company's directors, officers and employees must never permit their personal interests to conflict, or even appear to conflict, with the interests of the Company. A "conflict of interest" exists when a person's private interests interfere in any way, or even appear to interfere, with the Company's interests. A conflict situation can arise when a director, officer or employee takes actions, or has interests, that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of the obligations of, directors, officers and employees and their family members may create conflicts of interest.

      For example, it is a conflict of interest for a director, officer or employee to work simultaneously for a competitor or customer, even as a consultant or board member. Each director, officer and employee must be particularly careful to avoid representing the Company in any transaction with a third party with whom the director, officer or employee has any outside business affiliation or relationship. The best policy is to avoid any direct or indirect business connection with our customers and competitors, except on our behalf.

      Conflicts of interest (including both actual and apparent conflicts of interest) are prohibited under this Code except in limited cases under guidelines or exceptions specifically approved in advance by the Board of Directors.

      Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with Po Fong, our Chief Financial Officer, or with Roland Kohl, our Chief Executive Officer. Any director, officer or employee who becomes aware of any transaction or relationship that is a conflict of interest or a potential conflict of interest should bring it to the attention of Mr. Kohl, the Chairman of the Board.

      3. BRIBES, KICKBACKS AND GIFTS.

      No bribes, kickbacks or other similar remuneration or consideration may be given to any person or organization in order to attract or influence business activity. The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Therefore, this Code strictly prohibits making illegal payments to government officials of any country.

      The Company's directors, officers and employees are also prohibited from receiving or providing gifts, gratuities, fees or bonuses as an inducement to attract or influence business activity. No entertainment should ever be offered, given or accepted by any director, officer or employee (or any family member of any such person) in connection with our business activities unless it: (a) is consistent with customary business practices; (b) is not excessive in value; (c) cannot be construed as a bribe or payoff; and (d) does not violate any laws or regulations.

      4. CONFIDENTIAL INFORMATION.

      Our directors, officers and employees will often come into contact with, or have possession of, confidential information about the Company or our suppliers, customers or affiliates, and they must take all appropriate steps to assure that the confidentiality of such information is maintained. Confidential information includes all nonpublic information and may include, among other things, strategic business plans, actual operating results, projections of future operating results, marketing strategies, customer lists, personnel records, proposed acquisitions and divestitures, new investments, changes in dividend policies, the proposed issuance of additional securities, management changes or manufacturing costs, processes and methods. Confidential information about our Company and other companies, individuals and entities must be treated with sensitivity and discretion and only be disclosed to persons within the Company whose positions require use of that information or if disclosure is required by applicable laws, rules and regulations.

      5. INSIDER TRADING.

      Trading in the Company's securities is covered by the Company's Insider Trading Policy previously distributed to all employees, which Policy is hereby incorporated in its entirety in this Code.

      6. PUBLIC DISCLOSURE OF INFORMATION REQUIRED BY THE SECURITIES LAWS.

      The Company is a public company that is required to file various reports and other documents with the SEC. An objective of this Code is to ensure full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or otherwise submit to, the SEC and in the press releases and other public communications that we distribute.

      The federal securities laws, rules and regulations require the Company to maintain "disclosure controls and procedures," which are controls and other procedures that are designed to ensure that financial information and non-financial information that is required to be disclosed by us in the reports that we file with or otherwise submit to the SEC (i) is recorded, processed, summarized and reported within the time periods required by applicable federal securities laws, rules and regulations and (ii) is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, in a manner allowing timely decisions by them regarding required disclosure in the reports.

      Some of our directors, officers and employees will be asked to assist management in the preparation and review of the reports that we file with the SEC, including recording, processing, summarizing and reporting to management information for inclusion in these reports. If you are asked to assist in this process, you must comply with all disclosure controls and procedures that are communicated to you by management regarding the preparation of these reports. You must also perform with diligence any responsibilities that are assigned to you by management in connection with the preparation and review of these reports, and you may be asked to sign a certification to the effect that you have performed your assigned responsibilities.

      SEC regulations impose upon our Chief Executive Officer and Chief Financial Officer various obligations in connection with the reports that we file with the SEC, including responsibility for:

      o Establishing and maintaining disclosure controls and procedures and internal control over financial reporting that, among other things, ensure that material information relating to the Company is made known to them on a timely basis;

      o Designing the Company's internal control over financial reporting to provide reasonable assurances that the Company's financial statements are fairly presented in conformity with generally accepted accounting principles;

      o Evaluating the effectiveness of the Company's disclosure controls and procedures and internal control over financial reporting;

      o Disclosing (i) specified deficiencies and weaknesses in the design or operation of the Company's internal control over financial reporting, (ii) fraud that involves management or other employees who have a significant role in the Company's internal control over financial reporting, and (iii) specified changes relating to the Company's internal control over financial reporting; and

      o Providing certifications regarding the above items and other specified matters.

      This Code requires our Chief Executive Officer and Chief Financial Officer to carry out their designated responsibilities in connection with our annual and quarterly reports, and this Code requires you, if asked, to assist our executive officers in performing their responsibilities under these SEC regulations.

      7. RECORD-KEEPING.

      The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must accurately and appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's internal control over financial reporting and disclosure controls and procedures. All transactions must be recorded in a manner that will present accurately and fairly our financial condition, results of operations and cash flows and that will permit us to prepare financial statements that are accurate, complete and in full compliance with applicable laws, rules and regulations. Unrecorded or "off the books" funds or assets should not be maintained unless expressly permitted by applicable laws, rules and regulations.

      Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memoranda and formal reports.

      Records should be retained in accordance with the Company's record retention policies, and records should be destroyed only if expressly permitted by our record retention policies and applicable laws, rules and regulations. If you become the subject of a subpoena, lawsuit or governmental investigation relating to your work at the Company, please contact our Chief Financial Officer immediately.

      8. COMPETITION AND FAIR DEALING.

      We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and affiliates. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

      9. WAIVERS AND AMENDMENTS OF THE CODE OF BUSINESS CONDUCT AND ETHICS.

      A waiver of any provision of this Code may be granted to any director, officer or employee only by the Company's Board of Directors, and any such waiver promptly will be publicly disclosed to the extent required by law or the regulations of the SEC or the Nasdaq Stock Market.

      This Code can be amended only by the Board of Directors, and any such amendment promptly will be publicly disclosed as required by law or the regulations of the SEC or the Nasdaq Stock Market.

      10. ENFORCEMENT OF THE CODE OF BUSINESS CONDUCT AND ETHICS.

      A violation of this Code by any director, officer or employee will be subject to disciplinary action, including possible termination of employment. The degree of discipline imposed by the Company may be influenced by whether the person who violated this Code voluntarily disclosed the violation to the Company and cooperated with the Company in any subsequent investigation. In some cases, a violation of this Code may constitute a criminal offense that is subject to prosecution by authorities.

      11. COMPLIANCE PROCEDURES; REPORTING MISCONDUCT OR OTHER ETHICAL
VIOLATIONS.

      Directors, officers and employees should promptly report any unethical, dishonest or illegal behavior, or any other violation of this Code or of other Company policies and procedures, to Ms. Fong, our Chief Financial Officer or to Mr. Kohl, our Chief Executive Officer and the Chairman of the Board. If you ever have any doubt about whether your conduct or that of another person violates this Code or compromises the Company's reputation, please discuss the issue with your supervisor or with Ms. Fong or Mr. Kohl.

      The Company's policy is not to allow retaliation for a report of unethical, dishonest or illegal behavior, or of any other violation of this Code or of other Company policies and procedures, if the report about another person's conduct is made in good faith by a director, officer or employee. Directors, officers and employees are expected to cooperate in internal investigations regarding possible unethical, dishonest or illegal behavior or any other possible violation of this Code or of other Company policies and procedures.

                        ACKNOWLEDGMENT AND CERTIFICATION

      The undersigned hereby acknowledges and certifies that the undersigned:

            (a) has read and understands the Highway Holdings Limited Code of Business Conduct and Ethics (the "Code of Ethics"); and

            (b) will continue to comply with the Code of Ethics for as long as the undersigned is subject thereto.


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